Exhibit 99.1

News Release

Sirtris Pharmaceuticals Reports Second Quarter 2007 Financial Results; Significant Progress Toward 2007 Goals

CAMBRIDGE, Mass.—(BUSINESS WIRE)—Aug. 13, 2007—Sirtris Pharmaceuticals, Inc. (NASDAQ: SIRT), a biopharmaceutical company focused on discovering and developing small molecule drugs to treat diseases of aging, announced today that it reported its consolidated financial results for the quarter ended June 30, 2007 and also commented on certain other recent corporate accomplishments.

“We have made important advances in sirtuin drug discovery this year, and anticipate further progress,” said Christoph Westphal, M.D., Ph.D., Chief Executive Officer of Sirtris Pharmaceuticals, Inc. “In particular, we have continued to advance our development pipeline. Our initial clinical candidate, SRT501, is in two Phase 1b studies in patients with Type 2 Diabetes, and we plan to announce results of the first of these two studies in the second half of 2007. We recently announced initiation of a Phase 1b study of SRT501 in MELAS, a mitochondrial disease and a potential orphan drug opportunity for Sirtris. We also strengthened and advanced our new chemical entity program, consisting of SIRT1 activators that are chemically distinct from and significantly more potent than SRT501, in multiple pre-clinical models of metabolic disease and Type 2 Diabetes.”

Recent Accomplishments

•              Completed initial public offering resulting in $62.5 million in net proceeds to the Company.

•              Presented Phase 1a safety and pharmacokinetic data at the 6th Annual Metabolic Diseases Drug Discovery and Development World Summit on July 17,2007. In order to evaluate dose, safety, tolerability and pharmacokinetics, SRT501 at doses of 0.3-5.0 grams was administered orally, once daily to 85 healthy male volunteers in separate study groups for seven days. SRT501 was found to be safe and well tolerated, no serious adverse events were reported, and pharmacokinetics were linear at days one and seven.

•              Presented additional data in preclinical models of Type 2 Diabetes with SRT501 and several new chemical entities (NCEs) that are significantly more potent that SRT501, demonstrating glucose lowering and improved insulin sensitivity in the diet induced obesity (DIO) model, the ob/ob model and the Zucker fa/fa model.

•              Initiated a Phase 1b study with SRT501 in patients with Mitochondrial Encephalopathy, Lactic Acidosis, and Stroke-like episodes (MELAS). A total of 30 patients (15 in treatment group, 15 control) will be dosed once daily for three months; primary endpoints are safety and pharmacokinetics.

Second Quarter 2007 Financial Results (Unaudited)

Net loss for the quarter ended June 30, 2007 was $6.6 million, or $0.51 per share, as compared to $3.8 million, or $4.66 per share, for the quarter ended June 30, 2006.

Research and development expense for the second quarter of 2007 was $6.2 million compared to $3.2 million for the second quarter of 2006. The increase is due primarily to increases in external chemistry and biology costs, personnel costs related principally to increases in research and development headcount, allocated occupancy and information technology costs, and stock-based compensation expense.

General and administrative expense for the second quarter was $1.3 million compared to $1.1 million for the second quarter of 2006. The increase is due primarily to increases in accounting fees associated with being a public company and stock-based compensation expense.

As of June 30, 2007, Sirtris had cash, cash equivalents and short-term investments of $136.0 million compared to $50.0 million on December 31, 2006. The Company expects to end the year with between $115.0 and $118.0 million in cash, cash equivalents and short-term investments.

Conference Call Information

Management will provide an update on the Company and discuss second quarter results via conference call on Monday, August 13, 2007, at 4:30 p.m. EDT. To access the call, please dial 800-289-0572 (domestic) or 913-981-5543 (international) five minutes prior to the start time and provide the passcode 2478956. A replay of the call will be available from 6:00 p.m. EDT on August 13, 2007 until August 24, 2007. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international), and provide the passcode 2478956.

A live audio webcast of the call also will be available on the “Investors” section of the Company’s website, www.sirtrispharma.com. An archived webcast will be available on the Sirtris website approximately one hour after the call and will be archived for 14 days.

About Sirtris Pharmaceuticals

Sirtris Pharmaceuticals is a biopharmaceutical company focused on discovering and developing proprietary, orally available, small molecule drugs with the potential to treat diseases associated with aging, including metabolic diseases such as Type 2 Diabetes. Our drug candidates are designed to mimic certain beneficial health effects of calorie restriction, without requiring a change in eating habits, by activation of sirtuins, a recently discovered class of enzymes that control the aging process. The company’s headquarters are in Cambridge, Massachusetts.

This press release contains forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. Such statements include, but are not limited to, the potential therapeutic effects of SIRT1 activators for multiple neurodegenerative diseases and other types of disorders, the progress and results of pre-clinical studies of SIRT1 activators, and the potential of sirtuin modulators to receive regulatory approval. These forward-looking statements about future expectations, plans and prospects of Sirtris Pharmaceuticals involve significant risks, uncertainties and assumptions, including risks related to the lack of results that would provide a basis for predicting whether any of the Company’s product candidates will be safe or effective, or receive regulatory approval, the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results, the Company’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates, the fact that none of the Company’s product candidates has received regulatory approvals, the potential inability of the Company to gain market acceptance of the Company’s product candidates, and those other risks factors that can be found in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from those Sirtris Pharmaceuticals contemplated by these forward-looking statements. Sirtris Pharmaceuticals does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Sirtris Pharmaceuticals, Inc.
(A development-stage company)
Selected Consolidated Balance Sheet Information
(Unaudited)

	June 30,	December 31,
	2007	2006
	(in thousands)
Cash and cash equivalents	$74,005	$7,513
Short-term investments	61,945	42,497
Working capital	130,921	47,338
Total assets	142,419	52,086
Notes payable, net of current portion and discount	7,992	9,4425
Stockholders’ equity (deficit)	127,383	(27,634)

Sirtris Pharmaceuticals, Inc.
(A development-stage company)
Selected Consolidated Statements of Operations Information
(in thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2007		June 30, 2007
	2007	2006	2007	2006
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development(1)	6,175	3,204	11,295	6,359
General and administrative (1)	1,312	1,053	2,551	2,196
Total operating expenses	7,487	4,257	13,846	8,555

Loss from operations	(7,487)	(4,257)	(13,846)	(8,555)
Interest income	1,288	662	2,188	1,029
Interest expense	(404)	(224)	(728)	(224)
Net loss	$(6,603)	$(3,819)	$(12,386)	$(7,750)

Net loss per share—basic and diluted	$(0.51)	$(4.66)	$(1.75)	$(9.76)
Weighted average number of common shares used in net loss per basic and diluted	12,928,107	822,809	7,113,201	797,789

(1) Amounts include stock-based compensation expense, as follows:
Research and development	$887	$121	$1,067	$241
General and administrative	126	37	220	59

CONTACT: Investor Contact:
Sirtris Pharmaceuticals, Inc.
Michelle Dipp, M.D., Ph.D., 617-252-6920
or
Media Contact:
For Sirtris Pharmaceuticals, Inc.
Pure Communications
Sheryl Seapy, 949-608-0841

SOURCE: Sirtris Pharmaceuticals, Inc.